Exhibit 107.1
Calculation of Filing Fee Tables
Form
S-3
(Form Type)
Invesco Ltd.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, par value $0.20 per share	Rule 457(o)	(1)	(2)
	Equity	Preference Shares, par value $0.20 per share	Rule 457(o)	(1)	(2)
	Debt	Debt Securities	Rule 457(o)	(1)	(2)
	Debt	Guarantees of Debt Securities	Rule 457(o)	(1)	(2)
	Other	Warrants	Rule 457(o)	(1)	(2)
	Other	Subscription Rights	Rule 457(o)	(1)	(2)
	Unallocated (Universal) Shelf		Rule 457(o)			$700,000,000	0.00015310	$107,170.00
	Equity	Common Shares, par value $0.20 per share	Rule 457(c)	81,388,672(3)	$18.16(3)	$1,478,018,283.52(3)	0.00015310	$226,284.60(3)
Fees Previously Paid	N/ A	N/A	N/A	N / A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$2,178,018,283.52	0.00015310	$333,454.60
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$333,454.60

(1)
There are being registered hereunder such indeterminate number of common shares or preference shares, such indeterminate principal amount of debt securities and guarantees of debt securities, and such indeterminate number of warrants and subscription rights to purchase common shares, preference shares, debt securities, or other securities, as shall have an aggregate initial offering price not to exceed $700,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $700,000,000, less the aggregate dollar amount of all securities previously issued hereunder. The securities registered also include such indeterminate number common shares or preference shares and amount of debt securities as may be issued upon conversion of or exchange for preference shares or debt securities that provide for conversion or exchange, upon exercise of warrants or subscription rights or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of common shares or preference shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. Separate consideration may or may not be received for securities that are issuable on exercise, conversion
or
exchange
of
other securities.

(2)
The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b of Item 16(b) of Form
S-3
under the Securities Act.

(3)
There are being registered for resale hereunder 81,388,672 common shares owned by a selling securityholder. The registration fee has been calculated in accordance with Rule 457(c) under the Securities Act based on the average high and low prices reported for the common shares on the New York Stock Exchange on February 19, 2025.